Exhibit 4.11

EXTENSION AGREEMENT

This extension agreement (this “Agreement”) is dated the 13th day of January, 2026 (the “Effective Date”).

AMONG:

VECTUS BIOSYSTEMS LIMITED

(“Vectus”)

- and -

XORTX THERAPEUTICS INC.

(the “Company”)

(Collectively, the “Parties”, and as to each, a “Party”)

WHEREAS:

A.

On October 15, 2025 the Parties entered into a term sheet (the “Term Sheet”) regarding the Company’s proposed purchase of, inter alia, Vectus’ VB4-P5 Renal Antifibrotic Therapeutic Treatment and Program (the “Proposed Transaction”);

B.	Under the Term Sheet, the Parties agreed, inter alia, that Closing shall be completed by a date that is no more than ninety (90) days from the execution of the Term Sheet (the “Closing Date”); and
C.	The Parties have now agreed to extend the Closing Date until March 31, 2026, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	The Parties hereby acknowledge and declare that the foregoing recitals are true and correct in substance and in fact.
2.	The Parties hereby agree to extend the Closing Date until on or before March 31, 2026.
3.

Except as amended by this Agreement, the Term Sheet shall continue in full force and effect, the intention being that this Agreement shall be read in conjunction with and as an amendment to the Term Sheet.

4.	Words capitalized in this Agreement (including the recitals hereof) and not otherwise defined herein shall have the meanings ascribed to such words in the Term Sheet.
5.

If any provision of this Agreement or its application to any Party or circumstance is determined to be illegal, invalid or unenforceable by an arbitrator or a court of competent jurisdiction, it will be ineffective only to the extent of its illegality, invalidity or unenforceability without affecting the validity or the enforceability of the remaining provisions of this Agreement and without affecting its application to other Parties or circumstances.

6.	This Agreement shall enure to the benefit of and be binding upon each of the Parties and their respective successors and permitted assigns.
7.

This Agreement may be executed and delivered in one or more counterparts, and by facsimile or other electronic communication, each of which, when executed and delivered, will be deemed an original, and all of which will constitute one and the same document.

[Remainder of Page Left Intentionally Blank — Signature Page to Follow]

IN WITNESS WHEREOF the Parties have duly executed and delivered this Agreement, effective as of the date first above written.

VECTUS BIOSYSTEMS LIMITED

Per:	/s/ Maurie Stang
Name:	Mr. Maurie Stang
Title:	Non Executive Director

XORTX THERAPEUTICS INC.

Per:	/s/ Allen Davidoff
Name:	Allen Davidoff
Title:	Chief Executive Officer

[Signature Page to the Extension Agreement]